Exhibit 99.1

Contact:
Brett Perryman
ir@bsig.com
(617) 369-7300

BrightSphere Completes Redomestication to the United States

Boston, July 15, 2019 - BrightSphere Investment Group plc (NYSE: BSIG) today announced the completion of the redomestication process to change its publicly traded parent company from a United Kingdom company to a Delaware corporation. The redomestication was approved overwhelmingly by BrightSphere stockholders at a Special Meeting held on July 2, 2019, and sanctioned by the High Court of Justice of England and Wales on July 11, 2019. Effective as of the close of business on July 12, 2019, all issued ordinary shares of BrightSphere have been exchanged on a one-for-one basis for newly issued shares of common stock of BrightSphere Investment Group Inc. The common stock of BrightSphere Investment Group Inc. will begin trading today, July 15, 2019, and the Company’s trading symbol on the NYSE will remain unchanged as “BSIG.”

“BrightSphere’s redomestication is another important step in the streamlining and simplification of our business,” said Guang Yang, BrightSphere’s Chairman and Chief Executive Officer. “Looking ahead, we have repositioned BrightSphere to be more nimble and opportunistic, and are confident about our growth prospects on a number of fronts, including expanded distribution in growing markets such as China, Latin America and the Middle East, as well as new product capabilities in sought-after asset classes, including through seed investment and acquisitions.”

BrightSphere’s Boston office will become the Company’s sole headquarters as a U.S. corporation. The Company does not anticipate any material impact to employees or day-to-day business operations as a result of the redomestication.

Forward Looking Statements

This press release includes forward-looking statements, as that term is used in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those in forward-looking information. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward looking statement.

About BrightSphere

BrightSphere is a global, multi-Affiliate asset management company with approximately $222 billion of assets under management as of March 31, 2019. Its diverse Affiliates offer leading, alpha generating investment strategies to investors around the world. BrightSphere’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between BrightSphere and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. BrightSphere’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management firms with the resources and capabilities of a larger company. For more information, please visit the BrightSphere’s website at www.bsig.com.

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